Exhibit 15.1

GENERATION INCOME PROPERTIES, INC. (OTCQB: GIPR) ANNOUNCES A ONE-FOR-FOUR REVERSE STOCK SPLIT WITH AN EFFECTIVE DATE OF OCTOBER 12, 2020.

Tampa, FL, October 9, 2020 – On October 9, 2020, Generation Income Properties Inc. (OTCQB: GIPR) (the “Company”) filed a Certificate of Amendment to its Certificate of Incorporation, as amended, with the Secretary of State of the State of Maryland (the “Certificate of Amendment”) to effect a common share consolidation by means of a one-for-four (1:4) reverse split of the Company’s outstanding common stock, par value of $0.01 per share.  The reverse stock split will be effective as of the open of business on October 12, 2020.

Trading of the Company’s common stock on the OTCQB Venture Market will continue under the symbol “GIPR.” The new CUSIP number for the Company’s common stock following the reverse stock split will be 37149D 204.

The reverse stock split was approved by the Board of Directors on September 28, 2020 and the Company’s stockholders through written consent on September 24, 2020.

No fractional shares will be issued as a result of the reverse stock split. A holder of record of Company common stock on the effective date of the reverse stock split who would otherwise be entitled to a fraction of a share will have such share rounded up to the next whole share.

The Company’s transfer agent, Vstock Transfer, LLC, will act as exchange agent for the reverse stock split.

Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers’ particular processes, and will not be required to take any action in connection with the reverse stock split.

Registered stockholders holding pre-split shares of the Company’s common stock electronically in book-entry form are not required to take any action to receive post-split shares.

Stockholders of record holding certificates representing pre-split shares of the Company’s common stock as of the effective time will receive a letter of transmittal from Vstock Transfer, LLC providing instructions regarding the exchange of shares.

The reverse stock split will not change the total number of shares of common stock or preferred stock authorized for issuance by the Company.

Company Contact:

Justin Gore - Director of Communications

Generation Income Properties Inc.

Tel (813) 448-1234

jgore@gipreit.com

About Generation Income Properties

Generation Income Properties, Inc., located in Tampa, Florida, is an internally managed real estate investment trust formed to acquire and own, directly and jointly, real estate investments focused on retail, office and industrial net lease properties located primarily in major United States cities, with an emphasis on the major coastal markets. GIP invests primarily in freestanding, single-tenant commercial retail, office and industrial properties.

Additional information about Generation Income Properties, Inc. can be found at the Company’s corporate website: www.gipreit.com.

Forward-Looking Statements:

This press release, whether or not expressly stated, may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s expectations regarding future events and economic performance and are forward-looking in nature and, accordingly, are subject to risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those expressed or implied by such forward-looking statements, and such risks and uncertainties are, in some cases, beyond the Company’s control and could have a material adverse effect on the Company’s business, financial condition, and results of operations. Some of these risks and uncertainties are identified in the Company’s most recent Annual Report on Form 1-K and its other filings with the SEC, which are available at www.sec.gov. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition, and results of operations. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.